Exhibit 10.2
EXECUTION COPY
DIRECTORS’ DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective May 19, 2006)
          Boykin Lodging Company (the “Company”) hereby adopts and publishes this instrument for the purpose of amending and restating the Directors’ Deferred Compensation Plan established by the Company (the “Plan”) in its entirety, effective May 19, 2006. The Plan shall have the terms and conditions set forth in this document effective as of May 19, 2006, except as otherwise specifically provided herein.
          1. Purpose and Original Effective Date. The purpose of the Plan is to assist the Company in attracting and retaining persons of competence and stature to serve as outside directors by enabling them to defer receipt of the fees payable to them by the Company for their services as directors. The Plan applies to all elections to defer made after November 4, 1996 and to all director’s fees payable with respect to periods commencing with the Company’s fiscal quarter which began October 1, 1996.
          2. Participation. Each outside director of the Company (a) who is duly elected or appointed to the Company’s Board of Directors and (b) who receives fees for services as a director, may elect to defer receipt of fees otherwise payable to him, as provided for in the Plan. Each such director who elects to defer fees shall be a Participant in the Plan.
          3. Administration. The Administrator of the Plan is Robert W. Boykin, a director and officer of the Company who is not eligible to become a Participant (“Administrator”). The Administrator shall serve at the pleasure of the Board of Directors and shall administer, construe and interpret the Plan. The Administrator shall not be liable for any act done or determination made in good faith. The Board of Directors shall have the power to designate additional or replacement Administrators at its discretion.

          4. Deferrals.
          (a) Deferral Election. Any eligible director may file with the Administrator of the Plan, prior to January 1 of each year, an election in writing to participate in the Plan for that year or for that year and succeeding years. Effective as of January 1, 2005, each director who first becomes eligible to participate after the date of the adoption of the Plan and who elects to participate in the Plan must make an initial deferral election within 30 days after the date such director first becomes eligible to participate in order to defer fees for services rendered during the remaining portion of the year after such election. When a deferral election is filed, no fees will be paid for services so designated for that year (or portion thereof, as applicable) or, if the election so provides, for that year and for succeeding years. If an election has been filed to participate in the Plan for succeeding years and a Participant wishes to discontinue deferrals, an election to terminate participation in the Plan for any year must be filed prior to January 1 of that year. Notwithstanding the foregoing, effective upon approval by the Board of Directors of the Agreement and Plan of Merger, dated May 19, 2006, among Braveheart Investors LP, Braveheart II Realty (Ohio) Corp., Braveheart II Properties Holding LLC, Braveheart II Properties Company LLC, the Company, and Boykin Hotel Properties, L.P. (the “Merger Agreement”), no additional deferral of fees may be made by any director under the Plan and no additional credits shall be made to any Deferral Accounts (as defined in subparagraph 4(b) below). To clarify, no additional deferral of fees may be made and no additional credits may be made with respect to fees for which the Company has an accrual as of the date of the Merger Agreement (i.e., fees earned on or after February 1, 2006), but which have not yet been paid.
          (b) Accounting. The Company shall maintain appropriate records which shall list and reflect each Participant’s credits and valuations (“Deferral Accounts”). The Company shall credit to each Participant’s Deferral Account an amount equivalent to the fees that would have been paid to him if he had not elected to participate in the Plan. The credit shall be made on the date on which the fee would have been paid absent a deferral election. No funds shall be segregated into the Deferral Account of Participants; said accounts shall represent a general unsecured obligation of the Company.
          (c) Valuation. Until the first distribution is made to a Participant, amounts credited to a Deferral Account of such Participant shall be increased or decreased as measured by the market value of the Company’s Common Shares plus, except as provided in paragraph 7, the value of dividends or other distributions on the Company’s Common Shares other than the REIT Dividend (as defined in the Merger Agreement). Each amount credited to a Deferral Account shall be assigned a number of Share Units (including fractions of a Share) determined by dividing the amount credited to the Deferral Account, whether in lieu of payment of fees for service as a director or as a dividend or other distribution attributable to such Share Units, by the fair market value of a share of the Company’s Common Shares on the date of credit. Fair market value shall be the mean between the high and low selling price of a share of the Company’s Common Shares on the New York Stock Exchange on the applicable date or, if no sales occurred on such date, on the most recent earlier date on which sales occurred. Each Share Unit shall have the value of a Common Share of the Company. The number of Share Units shall be adjusted to reflect stock splits, stock dividends or other capital adjustments other than the REIT Dividend effected without receipt of consideration by the Company.
          5. Distribution. A Participant shall elect in writing, at the time he makes each deferral election under subparagraph 4(a), the year in which distribution of the credits to his Deferral Account to which the deferral election relates shall commence, and whether distribution will be made in a lump sum or in installments, as permitted in the second succeeding sentence of this paragraph 5. Except as provided in paragraph 7, payment shall commence not earlier than the January 1 following the year in which the Participant attains age 55, and not later than the January 1 following the year in which the Participant attains age 72. Commencing immediately prior to the first distribution to a Participant and continuing thereafter, amounts credited to the Deferral Account of such Participant shall be credited with interest, compounded quarterly, calculated at a rate per annum for each fiscal quarter of the Company equal to the prime rate of interest as published in The Wall Street Journal on the first business day of that quarter. Payment may be made in one lump sum, or in five or ten equal annual installments of the Deferral Account balance allocated to such installment payments determined as of the December 31 immediately preceding commencement of distribution, with each payment accompanied by any interest credited during the period preceding payment of the installment. The time of and method of distribution of benefits may vary with each separate election, but each election shall be irrevocable. The Deferral Accounts do not represent rights to acquire the Company’s Common Shares; payment shall only be made in cash.
          6. Death or Disability.
          (a) If a Participant’s service is “terminated” by reason of death or disability prior to the distribution of any portion of his benefits, the Company shall, within ninety (90) days of the date of “service termination,” commence distribution of benefits to the Participant (or to the beneficiary or beneficiaries in the event of death). Distribution shall be made in accordance with the method of distribution elected by the Participant pursuant to paragraph 5 hereof. If a Participant’s death or disability occurs after distribution of benefits hereunder has begun, the Company shall continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof. For purposes of this paragraph 6, “terminated” or “service termination” shall have the same meanings as “separation from service,” as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

          (b) Each Participant may designate one or more beneficiaries to receive distributions in the event of the Participant’s death by filing with the Company a beneficiary designation on a form provided. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to his death by the delivery to the Company of a new beneficiary designation form. If no beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, distributions pursuant to this provision shall be made to the Participant’s estate.
     7. Change of Control. The provisions of this paragraph 7 shall take effect upon the “REIT Effective Time,” as defined in the Merger Agreement. In the event of the termination of the Merger Agreement, this paragraph 7 shall have no effect. Notwithstanding any provision of paragraph 5 or paragraph 6 to the contrary, if the Company elects to terminate the Plan at any time during the 30 days preceding or the 12 months following the REIT Effective Time, the Company shall distribute each Participant’s Deferral Account in a single sum cash payment (hereinafter referred to as a “Change of Control Payment”). The amount of the Change of Control Payment to be paid to each Participant (or to the Participant’s beneficiary or beneficiaries in the event of death) will be determined in the following manner:
     (a) In the case of a Deferral Account balance allocated to installment payments which have commenced but have not been completed prior to the REIT Effective Time, the Change of Control Payment will be equal to the value of the undistributed installments of such Deferral Account balance plus interest credited during the period preceding payment of the Change of Control Payment pursuant to paragraph 5 hereof; and
     (b) In the case of all Deferral Account balances which are not described in subparagraph 7(a), the Change of Control Payment will be equal to the product of (i) and (ii) below:

          (i) the number of Share Units in the Participant’s Deferral Account immediately prior to the REIT Effective Time, and
          (ii) the “Common Share Merger Consideration” plus the aggregate “REIT Dividend Per Share Amount,” as such terms are defined in the Merger Agreement.
The Change of Control Payments are in lieu of and shall replace any benefits otherwise payable under paragraph 5 or paragraph 6 of the Plan. Each Change of Control Payment shall be paid within 15 days following the termination of the Plan. Upon payment of the Change of Control Payment by the Company, each Participant or beneficiary shall have no further rights under the Plan.
          8. Assignment and Alienation of Benefits. To the extent permitted by law, the right of any Participant to any account, benefit or payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant, and no account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
          9. Amendment or Termination. The Board of Directors of the Company may terminate this Plan at any time or amend it at any time and from time to time. No amendment or termination of this Plan shall affect the rights of a Participant accrued prior thereto without the consent of the Participant. Notwithstanding anything in the Plan to the contrary, the Plan may be amended at any time, if necessary, to conform or comply with provisions or requirements of the Code or any applicable laws.
          10. Taxes. The Company shall not be responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan shall be subject to withholding and reporting requirements to the extent permitted by applicable law.
          11. Applicable Law. This Plan shall be interpreted under the laws of the State of Ohio.
          12. Section 409A. Effective as of January 1, 2005, the Plan is intended to be operated in compliance with the requirements of Code Section 409A. In the event that any provision of the Plan fails to satisfy such requirements, the provision shall be void to the extent practicable or otherwise construed in a manner so as to comply with Code Section 409A.
[signature page follows]

          IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be adopted, and executed by its Chairman of the Board of Directors and Chief Executive Officer, this 19th day of May, 2006.

Boykin Lodging Company

By:	/s/ Robert W. Boykin
Robert W. Boykin, Chairman of the
Board of Directors and Chief
Executive Officer